Exhibit 10.1

MACK-CALI REALTY CORPORATION

RESTRICTED SHARE AWARD AGREEMENT

[Name of Director]

AGREEMENT EVIDENCING THE GRANT
OF A RESTRICTED SHARE AWARD PURSUANT
TO THE AMENDED AND RESTATED 2000 DIRECTOR STOCK OPTION PLAN
OF MACK-CALI REALTY CORPORATION

        AGREEMENT (“Agreement”) effective as of December 7, 2004 (“Grant Date”) by and between Mack-Cali Realty Corporation (the “Company”) and [Name of Director] (“Recipient”).

        WHEREAS, pursuant to the Amended and Restated 2000 Director Stock Option Plan of Mack-Cali Realty Corporation (the “Plan”), the Company hereby awards shares of the Company’s common stock, par value $.01 per share (“Common Stock”) to the Recipient subject to such terms, conditions, and restrictions (hereinafter, “Restricted Share Award”) as set forth in the Plan, and this Agreement;

        NOW THEREFORE, the parties hereto hereby agree as follows:

        1.    Award of Shares of Restricted Stock.

        Pursuant to the Plan, the Committee hereby awards to the Recipient, effective as of the Grant Date, a Restricted Share Award representing the conditional receipt of 1,000 shares of Common Stock (“Restricted Shares”) at no out-of-pocket cost to the Recipient subject to the terms, conditions and restrictions set forth herein. Capitalized terms not otherwise defined in this Agreement shall be as defined in the Plan.

        2.    Award Restrictions.

              (a)       General Rules. Ownership of Restricted Shares shall not vest in the Recipient, and shall be subject to forfeiture until the conditions of Section 2(b) or Section 4 are fully satisfied. For purposes of this Agreement, the following concepts shall be defined as follows: (i) the lapse of restrictions on the Recipient’s rights with respect to the Restricted Shares granted hereunder shall be referred to as “Vesting”; (ii) the period between the Grant Date and the date of Vesting shall be referred to as the “Vesting Period”; and (iii) the date Vesting occurs shall be referred to as the “Vesting Date.”

              (b)       Vesting. All of the Restricted Shares granted hereunder shall Vest and be deemed earned on January 1, 2006. Vesting of the Restricted Shares granted hereunder is conditioned upon Recipient’s continued service with the Company as a member of the Board of Directors through and including the Vesting Date.

              (c)       Lapse of Restrictions. Upon the Vesting of Restricted Shares, the Recipient shall own the Shares free and clear of all restrictions imposed by this Agreement and the Recipient shall be free to hold or dispose of such Shares in his discretion, subject to applicable federal and state law or regulations.

              (d)       Prohibition Against Assignment. During the Vesting Period, the Restricted Shares may not be transferred or encumbered by the Recipient by means of sale, assignment, mortgage, transfer, exchange, pledge, or otherwise. The levy of any execution, attachment, or similar process upon the Restricted Shares shall be null and void.

        3.    Stock Certificates.

              (a)       Certificates. Restricted Shares shall be evidenced by a stock certificate registered in the name of the Recipient or a nominee or nominees therefor. As soon as practicable following the date hereof, the Company shall prepare and issue such certificate for the Restricted Shares (the “Share Certificate”), which shall be registered in the name of the Recipient or a nominee and which shall bear such restrictive legend or legends (if any) as the Company may deem necessary or desirable under any applicable law.

              (b)       Stock Powers. The Recipient shall execute and deliver to the designee of the Company (the “Designee”) stock powers corresponding to the Share Certificate designating the Company as the transferee of an unspecified number of Shares, which stock powers may be completed by the Designee as specified herein. The Recipient and the Company each waive the requirement that the signature of the Recipient on the stock powers be guaranteed. Upon receipt of a copy of this Agreement and the stock powers, each signed by the Recipient, the Designee shall promptly notify the proper officers of the Company and the Share Certificate and stock powers shall be held by the Company in accordance with the terms of this Agreement.

              (c)       Effect of Vesting. Upon Vesting, the Company shall cause to be delivered to the Recipient (i) a certificate for the Shares which have vested free and clear of restrictive legends and (ii) any stock powers signed hereunder by the Recipient remaining in its possession related to the vested Shares. In the event that the Recipient dies after Shares are vested but before delivery of the certificate for the vested Shares, such certificate shall be delivered to, and registered in the name of, the Recipient’s beneficiary or estate, as the case may be.

              (d)       Rights of Stockholder. Except as otherwise provided in Section 2 and this Section 3, during the Vesting Period and after the certificates for the Restricted Shares have been issued, the Recipient shall be entitled to all rights of a stockholder of the Company, including the right to vote and the right to receive dividends, with respect to the Restricted Shares subject to this Agreement. Subject to applicable withholding requirements, if any, dividends on the Restricted Shares shall be paid to the Recipient when earned and payable.

              (e)       Power of Designee. The Designee is hereby authorized by the Recipient to utilize the stock power delivered by the Recipient to transfer all forfeited Shares to the Company upon receipt of instructions from a duly authorized representative of the Company.

        4.    Termination of Service.

              (a)       Termination Due to Disability, Death or Retirement; Change in Control. If the Recipient’s service as a member of the Board of Directors terminates due to Disability, death or Retirement, all Restricted Shares subject to this Agreement and held by, or on behalf of, the Recipient shall be deemed earned and vested as of the Recipient’s last day of service as a member of the Board of Directors. In addition, all Restricted Shares subject to this Agreement and held by the Recipient on the date a Change in Control occurs shall be deemed earned and vested as of such date.

              (b)       Termination for Any Other Reason. If the Recipient’s service with as a member of the Board of Directors terminates prior to January 1, 2006 and prior to the occurrence of a Change in Control for reasons other than Disability, death or Retirement, any Restricted Shares subject to this Agreement that have not been earned and vested on the last day of the Recipient’s service as a member of the Board of Directors shall be immediately forfeited.

        5.    Withholding.

        In connection with the delivery of any stock certificates, or the making of any payment in accordance with the provisions of this Agreement, to the extent not otherwise paid by or on behalf of the Recipient, the Company shall withhold Shares or cash amounts (for fractional Shares) equal to the taxes, if any, then required by applicable federal, state and local law to be so withheld.

        6.    Adjustments for Capital Changes.

        In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares effected without receipt or payment of consideration by the Company, a duly authorized representative of the Company shall adjust the number of Restricted Shares granted pursuant to the Plan and this Agreement to prevent dilution or enlargement of the rights granted to the Recipient.

        7.    No Right to Continued Service.

        Nothing in this Agreement shall confer on the Recipient any right to continue as a member of the Board of Directors.

        8.    Notice.

              Any notice to the Company hereunder shall be in writing addressed to:

              Mack-Cali Realty Corporation
              11 Commerce Drive
              Cranford, New Jersey 07016
              Attn:  Mitchell E. Hersh
                          President & Chief Executive Officer

              Any notice to the Recipient hereunder shall be in writing addressed to:

              [Address of Recipient]

              or such other address as the Recipient shall notify the Company in writing.

        9.    Entire Agreement.

        This Agreement contains the entire understanding of the parties and shall not be modified or amended except in writing and duly signed by each of the parties hereto. No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default hereunder.

        10.    Construction.

        The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

        11.    Governing Law.

        This Agreement shall be governed by the laws of the State of New Jersey applicable to contracts made, and to be enforced, within the State of New Jersey.

        12.    Successors.

        This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective on the date first above written.

Mack-Cali Realty Corporation By: —————————————— Mitchell E. Hersh President & Chief Executive Officer

Recipient —————————————— [Name of Director]